As filed with the Securities and Exchange Commission on December 29, 2008

Registration No. 333-122171

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

SI INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

52-2127278

(IRS Employer Identification Number)

12012 Sunset Hills Road

Reston, Virginia 20190

(703) 234-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2002 Stock Incentive Plan
(Full title of the Plan)

S. Bradford Antle

President and Chief Executive Officer

SI International, Inc.

12012 Sunset Hills Road

Reston, Virginia 20190

(703) 234-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Lawrence T. Yanowitch, Esq.

Charles W. Katz, Esq.

Morrison & Foerster LLP

1650 Tysons Boulevard

McLean, VA 22102

(703) 760-7700

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (File No. 333-122171) filed with the Securities and Exchange Commission on January 20, 2005 (the “Registration Statement”) by SI International, Inc. (the “Company”), which registered 320,000 shares of the Company’s Common Stock, $0.01 par value per share, issuable pursuant to the Company’s 2002 Stock Incentive Plan.

On August 26, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Serco Group plc, a public limited company organized under the laws of England and Wales, Serco Inc., a New Jersey corporation (“Serco”), and Matador Acquisition Corporation, a Delaware corporation (“Merger Sub”), pursuant to which, among other things, Merger Sub would be merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Serco (the “Merger”).

On November 13, 2008, the Company held a special meeting of stockholders at which the stockholders adopted the Merger Agreement and the transactions contemplated thereby.

The Merger became effective on December 29, 2008 following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

In anticipation of the closing of the Merger, the Company has terminated all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on December 29, 2008.

SI INTERNATIONAL, INC.

By:	/s/ James E. Daniel
James E. Daniel Senior Vice President, General Counsel and Secretary